Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Reports on Regulatory Developments Regarding its HB Solar Solution Mine

Denver, Colorado; January 7, 2009 – Intrepid Potash, Inc. (NYSE:IPI), today reports that the Bureau of Land Management (“BLM”) has determined that an Environmental Impact Statement (“EIS”) will be required to evaluate the environmental impacts of Intrepid’s proposed HB Solar Solution Mine project in Carlsbad, New Mexico. As a consequence, final permitting and approval of the HB Solar Solution Mine will be delayed and related capital expenditures deferred for an as yet undetermined period. The delay will not have any impact on 2009 potash production volumes. Once the necessary regulatory approvals are obtained, construction will begin and first production should result approximately one year later with full production anticipated approximately two years after approvals are obtained and construction begins.

As Intrepid previously reported, after several years of consultation with the BLM and numerous meetings and presentations, in May 2008, Intrepid submitted a Mine Plan to the BLM to proceed with development of its HB Solar Solution Mine project. In the summer of 2008, a draft Environmental Assessment thoroughly addressing all environmental impacts associated with the project was completed. Since that time, Intrepid has worked closely with the BLM to address concerns raised by the BLM with regard to the environmental impacts of the project. In September 2008, the BLM hosted two several hour long, well attended public meetings in Carlsbad, New Mexico concerning the project. At these meetings, Intrepid presented the technical aspects of the project and answered citizen questions. The BLM then provided a 30-day public comment period following these public meetings. The BLM received no public comments during the 30-day period. An oil and gas company thereafter submitted objections to the project based on alleged environmental impacts.

Intrepid’s CEO Bob Jornayvaz stated “We are clearly disappointed with the BLM’s decision to allow an oil and gas company to delay such an environmentally-friendly project in our nation’s potash reserve. The project has been extensively publicized and supported by the community, and remains so, because it takes advantage of an unused, non-potable water source to recover potash from the existing Eddy potash mine and produce it in solar evaporation ponds rather than having to burn natural gas or coal. Potash solution mining is a widely used and accepted technology. The oil and gas company’s actions are further disappointing because the solar solution mining project, which is funded for immediate construction, creates numerous long-term jobs in the face of the nation’s current economic crisis and actually opens more areas for oil and gas drilling. There were no public objections raised about the project other than by an oil and gas company in the area with whom we are in litigation over their planned drilling in the nation’s Potash Enclave and the resulting destruction and waste of potash. We worked diligently with the BLM to address the environmental impacts alleged by this oil and gas company and showed them to be without merit. While the determination, if followed by the BLM, will lengthen the timeframe for approval of the HB Solar Solution Mine project, it does not change the criteria for the final BLM decision.”

The Company routinely posts important information about the Company on its website under the Investor Relations tab. The Company’s website address is www.intrepidpotash.com.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that our expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. These forward-looking statements speak only as of the date of this presentation, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.